CAMBRIA ETF TRUST

2321 Rosecrans Avenue, Suite 3225
El Segundo, California 90245

May 6, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration

Cambria ETF Trust

Cambria Global Income and Currency Strategies ETF

Cambria Shareholder Yield ETF

Cambria Foreign Shareholder Yield ETF

Cambria Emerging Shareholder Yield ETF

Pre-Effective Amendment No. 2 (“PEA 2”)

(File Nos. 333-180879 and 811-22704)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-1A be accelerated to May 7, 2013. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

CAMBRIA ETF TRUST

By: /s/ Eric W. Richardson

Eric W. Richardson

President

SEI INVESTMENTS DISTRIBUTION CO.

1 Freedom Valley Drive
Oaks, Pennsylvania 19456

May 6, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration
Cambria ETF Trust
Cambria Global Income and Currency Strategies ETF
Cambria Shareholder Yield ETF
Cambria Foreign Shareholder Yield ETF
Cambria Emerging Shareholder Yield ETF

Pre-Effective Amendment No. 2 (“PEA 2”)

(File Nos. 333-180879 and 811-22704)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-1A be accelerated to May 7, 2013. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

SEI INVESTMENTS DISTRIBUTION CO.

By: /s/ John C. Munch

John C. Munch

General Counsel and Secretary